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Exhibit 10.23

Retirement Benefits of
Casey J. Sylla

        Mr. Sylla will receive a pension enhancement payable from a nonqualified pension plan upon termination or retirement on or after age 63 or upon death or change of control. The enhanced pension benefit assumes an additional five years of age and service under the pension formula of Allstate's qualified pension plan. This enhancement is considered to be a supplemental retirement plan in the event of a change of control.

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Retirement Benefits of Casey J. Sylla